CONTACT:
R. Dirk Allison
Senior Vice President and Chief Financial Officer
(214) 922-9711
ODYSSEY HEALTHCARE ANNOUNCES COMPLETION
OF INITIAL OFFERING PERIOD IN TENDER OFFER FOR VISTACARE, INC.
AND COMMENCEMENT OF SUBSEQUENT OFFERING PERIOD
DALLAS, TEXAS (February 28, 2008) — Odyssey HealthCare, Inc. (NASDAQ: ODSY) today announced the expiration of the initial offering period of the tender offer by its indirect wholly owned subsidiary, OHC Investment, Inc., for all outstanding shares of class A common stock (including the associated preferred stock purchase rights) of VistaCare, Inc. (NASDAQ: VSTA). The initial offering period expired, as scheduled, at 12:00 midnight, New York City time, on February 27, 2008.
The depositary for the offer has advised Odyssey that, as of the expiration of the initial offering period, a total of approximately 14,212,491 shares of VistaCare class A common stock were validly tendered to OHC Investment and not properly withdrawn, including approximately 609,813 shares tendered under guaranteed delivery procedures, which represented approximately 84% of the outstanding shares of class A common stock of VistaCare. All shares that were validly tendered and not properly withdrawn have been accepted for purchase.
Odyssey also announced that OHC Investment has commenced a subsequent offering period to acquire all remaining shares of VistaCare class A common stock at the same $8.60 per share cash price offered in the initial offering period. Now that Odyssey indirectly owns a majority of VistaCare’s outstanding shares, the subsequent offering period will give VistaCare’s non-tendering stockholders the opportunity to receive $8.60 per share in cash on an expedited basis by tendering their shares during the subsequent offering period rather than being required to wait for payment until completion of the merger described below, which merger is assured now that Odyssey indirectly owns a majority of the outstanding shares.
All shares validly tendered during the subsequent offering period will be immediately accepted and payment will be made promptly after acceptance, in accordance with the terms of the tender offer. Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period with the exception that (1) shares cannot be delivered by the guaranteed delivery procedure and (2) pursuant to the federal securities laws, shares tendered during the subsequent offering period may not be withdrawn. Further, no shares validly tendered in the tender offer during the initial offering period may be withdrawn during the subsequent offering period. The subsequent offering period will expire at 5:00 p.m., New York City time, on March 4, 2008, unless further extended in accordance with the terms of the tender offer. Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the subsequent offering period was scheduled to expire.
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ODSY Announces Completion of Initial Offering Period in Tender Offer
     for VistaCare, Inc. and Commencement of Subsequent Offering Period

February 28, 2008
As provided in the definitive merger agreement by and among VistaCare and Odyssey’s affiliates, Odyssey intends to complete the merger of OHC Investment with and into VistaCare as soon as practicable following the subsequent offering period. In the merger, Odyssey will indirectly acquire all remaining outstanding VistaCare shares for cash of $8.60 per share. Completion of the merger is conditioned on the adoption of the merger agreement by the holders of a majority of the outstanding shares of VistaCare class A common stock, which adoption is assured now that Odyssey indirectly owns a majority of the outstanding shares.
If following the subsequent offering period OHC Investment owns at least 90% of the outstanding shares of VistaCare’s class A common stock, under Delaware law the merger will be completed without a meeting of VistaCare’s stockholders. Otherwise, a meeting of VistaCare’s stockholders will be required to consider the adoption of the merger agreement, at which meeting OHC Investment intends to vote to adopt the merger agreement. VistaCare’s stockholders who continue to hold their shares at the time of the merger and have not voted in favor of the merger and who satisfy certain other requirements under Delaware law will have appraisal rights in connection with the merger.
About Odyssey HealthCare
Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the country in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Important Additional Information Filed With the SEC
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. At the time the tender offer was commenced, Odyssey caused its subsidiaries to file a tender offer statement with the U.S. Securities and Exchange Commission (the “SEC”). Investors and VistaCare security holders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents), and the related solicitation/recommendation statement that was filed by VistaCare with the SEC, because they contain important information. These documents are available at no charge on the SEC’s web site at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained at no charge by directing a request by mail to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 or by calling toll-free (800) 431-9645.
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements, including that the merger may not be consummated for reasons including because conditions precedent to the completion of the merger may not be satisfied and the disclosures contained under the headings “Government Regulation and Payment Structure” in “Item 1. Business” and “Item 1A. Risk Factors” of Odyssey’s Annual Report on Form 10-K filed with the SEC on March 9, 2007, and its most recent report on Form 10-Q and in its other filings with the SEC. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.
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